Exhibit 5.1

140 Scott Drive

Menlo Park, California  94025

Tel: +1.650.328.4600  Fax: +1.650.463.2600

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February 16, 2022

The Trade Desk, Inc.

42 N. Chestnut Street

Ventura, California 93001

Re:	Registration Statement on Form S-8; 23,729,680 shares of Class A Common Stock, par value $0.000001 per share

To the addressee set forth above:

We have acted as special counsel to The Trade Desk, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of an aggregate of 23,729,680 shares of Class A Common Stock of the Company, par value $0.000001 per share (the “Shares”), issuable pursuant to the Company’s 2016 Incentive Award Plan (the “2016 Incentive Award Plan”) and 2016 Employee Stock Purchase Plan (together with the 2016 Incentive Award Plan, the “Plans”).

The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 16, 2022 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent

February 16, 2022 Page 2

and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by and pursuant to the applicable Plans, and assuming in each case that the individual issuances, grants or awards under the applicable Plans are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the applicable Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP